UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2013

Hot Topic, Inc.
(Exact name of registrant as specified in its charter)

California	0-28784	77-0198182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18305 E. San Jose Avenue
City of Industry, California		91748
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (626) 839-4681

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On January 21, 2013, Jim McGinty resigned as our Chief Financial Officer.  Mr. McGinty will continue to perform transition related duties until March 31, 2013.

(c)       Also on January 21, 2013, George Wehlitz, Jr., currently our Vice President, Finance, was appointed as Interim Chief Financial Officer, effective immediately.  Biographical information regarding Mr. Wehlitz was provided in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2012, and is incorporated herein by reference.

(e)       On January 21, 2013, in connection with his resignation as Chief Financial Officer, we entered into an amendment to Mr. McGinty’s amended and restated employment letter agreement dated November 24, 2008.  The amendment provides that Mr. McGinty will remain eligible for an annual performance bonus for fiscal 2012 despite his resignation prior to its planned payout.  In addition, while Mr. McGinty forfeited his rights to severance as a result of his resignation, he will receive reimbursement for COBRA health care insurance continuation coverage through September 30, 2013, subject to earlier termination if he becomes covered under another employer’s health insurance plan.

Also on January 21, 2013, in connection with his appointment as Interim Chief Financial Officer, we entered into an employment offer letter with Mr. Wehlitz, pursuant to which he will be entitled to an annual base salary of $340,000 and will be granted a stock option to purchase 50,000 shares of our common stock.  The stock option will be subject to vesting over a four-year period, with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal quarterly installments over the following three years.  Mr. Wehlitz’s annual performance bonus target for fiscal 2012 will remain at 35% of his annualized base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOT TOPIC, INC.

	By:	/s/ GEORGE WEHLITZ, JR.
George Wehlitz, Jr.
Interim Chief Financial Officer

Date: January 22, 2013